Exhibit 99.1

 UNITED                                                                             News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
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For immediate release

UAL CORPORATION REPORTS
SIGNIFICANT RESTRUCTURING PROGRESS

Company Reports Fourth Quarter Operating Loss of $135 million,
A Strong Improvement of $859 Million Year-Over-Year

Passenger Unit Revenue Up 10%, Outperforming the Industry

Unit Costs Down 17%; Excluding Special Charges and Fuel, Unit Costs Dip 20%

                CHICAGO, January 27, 2004 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its fourth-quarter and full year financial results for 2003, demonstrating significant progress in the restructuring of the company. Because of the work the company completed in the last year, UAL remains on track to exit from bankruptcy protection in the first half of 2004 poised to compete for the long term.

                UAL's fourth-quarter operating loss was $135 million, a strong improvement of $859 million over fourth-quarter results last year, which reflects the company's continued success in the pursuit of lower costs and improved revenue. UAL reported a net loss of $476 million, or a loss per basic share of $4.33, which includes $225 million in special and reorganization items described in the notes to the financial tables. The majority of reorganization charges resulted from non-cash items caused by the rejection of aircraft. Excluding the special and reorganization items, UAL's net loss for the fourth quarter totaled $251 million, or a loss per basic share of $2.30.

                "Through relentless hard work, creative problem solving and dedication to our customers, we are building a dramatically different company - a much more competitive, cost-effective and customer-focused airline," said Glenn Tilton, chairman, president and chief executive officer. "We would not have been able to achieve so much this year without the total focus and commitment of all United employees, pulling together to meet the challenges. Our work is not done yet. We have made significant progress on restructuring this company, and we will continue to make the tough decisions to successfully exit from Chapter 11 in the first half of this year."

                Tilton said that in the fourth quarter United:

    Increased passenger unit revenue 10% compared to last year, an improvement that outperformed the industry;
    Reduced unit costs by 17%. Excluding fuel and special charges, unit costs dipped by 20%;
    Improved earnings from operations by $859 million over the same quarter a year ago; and
    Announced and started selling tickets on Ted, United's low-fare operation, which begins flying to leisure destinations on Feb.12.
                The company also maintained a strong cash balance during a seasonally weak quarter. UAL ended the quarter with a cash balance of $2.4 billion, including $679 million in restricted cash.

                UAL's loss for the full year 2003, including special and reorganization items, totals $2.8 billion, or a loss of $27.36 per basic share. Excluding special and reorganization items of $1.1 billion, UAL's loss for the full year totals $1.7 billion, or a loss of $16.80 per basic share, a $1.5 billion improvement over 2002.

Financial Results Continue Improvement

                UAL's fourth-quarter 2003 operating revenues were $3.6 billion, up 4% compared to fourth quarter 2002. Load factor increased 5 points to 76.9% as traffic declined 1% on a 7% decrease in capacity. Passenger unit revenue was 10% higher on a 3% yield increase. The unit revenue improvement was among the best in the industry. The improvement was driven by United's aggressive marketing and sales activities, restructured business fares, enhanced inventory management and route and capacity adjustments.

                Total operating expenses for the quarter were $3.8 billion, down 16% from the same quarter last year. United's mainline unit cost decreased 17%. Excluding fuel and special charges, mainline unit cost decreased 20% year-over-year, among the best cost improvements in the industry.

                Salaries and related costs decreased $539 million or 30% for the quarter. This amount reflects the reduction in wages, changes in benefits and work rules, and productivity improvement associated with United's new six-year collective bargaining agreements (CBAs). While capacity was down for the quarter, productivity (available seat miles divided by manpower) was up 16% for the quarter year-over-year.

                Aircraft rent decreased $95 million or 43% compared to fourth quarter 2002. United negotiated reduced lease amounts on some of its aircraft and is still in negotiations with respect to a large number of aircraft in its fleet.

                Average fuel price for the quarter was 95.5 cents per gallon, up more than 10% year-over-year.

                Aircraft maintenance, which includes primarily maintenance outsourcing and maintenance materials, increased $41 million or 31% year-over-year. However, overall maintenance costs are down significantly from fourth quarter last year due to the company's ability to outsource maintenance.

                During the fourth quarter of 2003, UAL sold its investment in Hotwire, a leading discount travel web site, for cash proceeds of approximately $85 million and recognized a gain of $81 million. In connection with the initial public offering of Orbitz, Inc., UAL's subsidiary, United Airlines, recognized a gain of $77 million as a result of the issuance of additional shares by Orbitz and the sale of a portion of its investment in Orbitz.

                The company had an effective tax rate of zero for the fourth quarter, which makes UAL's pre-tax loss the same as its net loss. The company currently anticipates that the Bankruptcy Court may rule on issues relating to its municipal bonds within the next month. Depending on the outcome of this ruling, the company's fourth quarter and full year financial results could change. In this event, the changes would be reflected in the company's financial statements filed with the Securities and Exchange Commission in the Form 10-K on or before March 15, 2004.

Significant Progress Achieved in Restructuring Efforts

                Throughout 2003, UAL has continued to take significant steps to successfully implement the restructuring of the company into a much more competitive enterprise with a business model that will be sustainable for the long term. The following significant achievements are key steps in the transformation of the company:

  Consensually reached six-year labor agreements, which result in negotiated average annual cost savings of $2.5 billion through wage and benefit reductions and industry-leading productivity improvements.
  Utilized the Section 1110 process to significantly reduce aircraft ownership costs.
              -- Significantly reduced aircraft rent, depreciation and interest; on track to achieve average annual cash savings of $900 million.
  Through our Business Transformation Office assessed every aspect of the business with the goal of increasing profitability through maintenance productivity, airport productivity, strategic sourcing, business fare restructuring, ticketing policy changes and other initiatives.
               -- In 2003, achieved $1.2 billion of profit improvements compared to a goal of $1.0 billion.

               -- On track to achieve goal of $1.4 billion in profit improvements in 2004, including $100 million in cost savings attributable to implementing the recommendations of a 2003 best practices study.

                Reducing expenses and improving revenue will continue to be key components of the company's strengthened business plan. UAL has announced that it will seek to modify its retiree medical benefits under Section 1114 of the U.S. Bankruptcy Code, which UAL has said is necessary for a successful reorganization plan.

                In December, the capital markets endorsed UAL's restructuring progress and business plan when JPMorgan and Citigroup agreed to back $2.0 billion in exit financing for the company. The two banks will each underwrite $200 million of the $400 million non-guaranteed portion of the facility and $800 million of the guaranteed portion, which requires the backing of a loan guarantee from the Air Transportation Stabilization Board (ATSB).On December 18, 2003, UAL completed and submitted to the ATSB an updated proposal for the federal loan guarantee.

Operational Performance Among the Best in UAL History

                Employees in 2003 turned in one of the best full-year operational performances in the company's history. Despite recent operational challenges including severe winter weather in the U.S., as well as the problems presented to airline operations earlier in 2003, United recorded its best-ever performance in on-time departures this year. The company had its second-best year ever for both departure completion and arrivals on-time within 14 minutes.

  Departures on-time zero was 73.2% for the year and 67.6% for the fourth quarter.
  Departure completion of all flights was 99.0%.
  Arrivals on-time :14 was 83.4%.
                UAL also has been instrumental in recent agreements with the Federal Aviation Administration (FAA) to help reduce congestion and delays at O'Hare International Airport in Chicago. In addition, pioneering efforts by UAL operations personnel and pilots resulted in FAA approval of new landing procedures that promise to improve arrival and departure timing at San Francisco International Airport during periods of lower visibility.

                The company has also succeeded in reaching an agreement with the Metropolitan Washington Airport Authority to permit facilities improvements at Dulles International Airport (IAD) in Washington, D.C. That agreement reinforces United's commitment to Dulles and supports the continuation of the current level of high quality United Express service at that airport. United remains committed to the Washington Dulles hub. The company will continue to provide competitive fares and a full schedule of flights for United and United Express customers in the Washington area and the spoke cities served to and from IAD.

Outlook

                System booked load factor for February and March is ahead of last year. Domestic booked load factor is about the same as last year while international markets are considerably above last year, which was depressed by Iraq war concerns. Capacity for 2004 is expected to be up about 5% compared to 2003.

December Monthly Operating Report

                UAL today also filed with the United States Bankruptcy Court its Monthly Operating Report for December. The company reported operating revenues of $1.2 billion and expenses of $1.4 billion for a net loss of $272 million, including $155 million in special and reorganization items, partially offset by a $77 million gain on the sale of a portion of its investment in Orbitz.

                News releases and other information about United Airlines can be found at the company's website, www.united.com.

                The Notes attached to the Statement of Consolidated Operations show a reconciliation of the reported net income to the net loss excluding special charges, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP Financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the Company to propose and confirm one or more plans of reorganization, the potential adverse impact of the Chapter 11 Cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Three Months Ended December 31
	2003	2002	% Change
Operating revenues:
Passenger - United Airlines	$ 2,849	$ 2,781	2.4
- Regional Affiliates*	258	-
Cargo	167	199	(16.1)
Other operating revenues	341	488	(30.1)
	3,615	3,468	4.2
Operating expenses:
Salaries and related costs	1,277	1,816	(29.7)
Aircraft fuel	534	524	1.9
Purchased services	339	353	(4.0)
Aircraft rent	125	220	(43.2)
Landing fees and other rent	214	262	(18.3)
Depreciation and amortization	193	229	(15.7)
Aircraft maintenance	173	132	31.1
Commissions	64	89	(28.1)
Regional affiliates*	321	-
Cost of sales	183	354	(48.3)
Other operating expenses	327	416	(21.4)
Special charges	-	67
	3,750	4,462	(16.0)

Loss from operations	(135)	(994)

Other income (expense):
Interest expense	(97)	(145)	(33.1)
Interest capitalized	-	3	(100.0)
Interest income	1	10	(90.0)
Equity in earnings (losses) of affiliates	1	(2)	(150.0)
Non-operating special charges	(89)	-
Gain on sale of investments	158	-
Miscellaneous, net	(21)	(7)	200.0
	(47)	(141)
Loss before reorganization items, income taxes and
distributions on preferred securities	(182)	(1,135)
Reorganization items, net	(294)	(10)
Loss before income taxes and distributions
on preferred securities	(476)	(1,145)
Provision (credit) for income taxes	-	326

Loss before distributions on preferred securities	(476)	(1,471)
Distributions on preferred securities, net of tax	-	(2)
Net loss	$ (476)	$ (1,473)

Basic loss per share	$ (4.33)	$ (20.70)

Weighted average shares (basic)	110.3	71.3
_____________
See accompanying notes.

*Regional affiliates include Air Wisconsin Airlines Corporation, Mesa Air Group and SkyWest Airlines. Prior period amounts have not been reclassified.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Twelve Months Ended December 31
	2003	2002	% Change
Operating revenues:
Passenger - United Airlines	$ 11,134	$ 11,872	(6.2)
- Regional affiliates*	508	-
Cargo	630	673	(6.4)
Other operating revenues	1,452	1,741	(16.6)
	13,724	14,286	(3.9)
Operating expenses:
Salaries and related costs	5,264	7,029	(25.1)
Curtailment charges	152	-
Aircraft fuel	2,072	1,921	7.9
Purchased services	1,301	1,411	(7.8)
Aircraft rent	612	851	(28.1)
Landing fees and other rent	930	1,021	(8.9)
Depreciation and amortization	882	960	(8.1)
Aircraft maintenance	572	560	2.1
Commissions	277	416	(33.4)
Regional affiliates*	634	-
Cost of sales	1,006	1,240	(18.9)
Other operating expenses	1,270	1,565	(18.8)
Special charges	112	149
	15,084	17,123	(11.9)

Loss from operations	(1,360)	(2,837)

Other income (expense):
Interest expense	(459)	(590)	(22.2)
Interest capitalized	3	25	(88.0)
Interest income	14	60	(76.7)
Equity in losses of affiliates	(4)	(7)	(42.9)
Non-operating special charges	(210)	-
Government compensation	300	130
Gain on sale of investments	158	46
Miscellaneous, net	(77)	(22)	250.0
	(275)	(358)
Loss before reorganization items, income taxes and
distributions on preferred securities	(1,635)	(3,195)
Reorganization items, net	(1,173)	(10)
Loss before income taxes and distributions
on preferred securities	(2,808)	(3,205)
Credit for income taxes	-	-
Loss before distributions on preferred securities	(2,808)	(3,205)
Distributions on preferred securities	-	(7)
Net loss	$ (2,808)	$ (3,212)

Basic loss per share	$ (27.36)	$ (53.55)

Weighted average shares (basic)	103.0	60.2
_____________
See accompanying notes.

*Regional affiliates include Air Wisconsin Airlines Corporation, Mesa Air Group and Sky West Airlines. Prior period amounts have not been reclassified.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S.

(2)	The Company currently anticipates that the Bankruptcy Court may rule on issues relating to its municipal bonds within the next month. Depending on the outcome of this ruling, the Company's fourth quarter and full year financial results could change. In this event, the changes would be reflected in the Company's financial statements filed with the Securities and Exchange Commission in the Form 10-K on or before March 15, 2004.

(3)	In connection with its bankruptcy proceedings, the Company recorded $294 million and $1.2 billion in reorganization items in the fourth quarter and full year of 2003, respectively. Reorganization items consisted of the following (in millions):
QTR	YTD
Aircraft rejection charges	$ 272	$ 721
Transfer of lease certificates	8	223
Professional fees	30	142
Severance and employee retention	13	94
Interest income	(4)	(16)
Other	(25)	9
$ 294	$ 1,173

Aircraft rejection charges include the Company's estimate of claims incurred as a result of the rejection of certain aircraft as part of the bankruptcy process.

In the first quarter of 2003, United renegotiated certain off-balance sheet aircraft leases and surrendered its portion of the lease debt to the original equity participant. Accordingly, the Company's investment in these certificates was reduced to zero and the Company recognized a $215 million non-cash charge in reorganization items.

(4)	During the third quarter of 2003, United changed its classification of United Express revenues and expenses for United Express carriers Air Wisconsin, Mesa Air Group and SkyWest in conjunction with new or substantially revised agreements with those carriers. Previously, revenues and expenses were netted and recorded in passenger revenue. In accordance with Emerging Issues Task Force No. 01-08, "Determining Whether an Arrangement Contains a Lease", the Company concluded that the revised agreements are leases and required to be recorded gross on the income statement. Therefore, amounts for these United Express carriers are recorded as "regional affiliates revenue" and "regional affiliates expense". Because United has not reached a revised agreement with United Express carrier Atlantic Coast Airlines ("ACA"), the revenues and expenses related to ACA continue to be included net in passenger revenues. Prior period amounts have not been reclassified.

(5)	Operating expenses for 2003 include a $152 million curtailment charge in connection with the revaluation of the pension and postretirement plans for several employee groups. The Company also recognized a loss of $86 million on the sale of certain aircraft and recorded a charge of $26 million for aircraft impairment related to the planned accelerated retirement of the B767-200 operating fleet. In addition, salaries and related costs include a one-time benefit of $102 million for the reversal of a contractual payment to some employees and changes in vacation accruals as a result of new lower pay rates that were part of contract renegotiations.

Operating expenses for 2002 include a special charge of $67 million for severance related to furloughs announced for various employee groups and $82 million related to the closing of UAL's wholly owned subsidiary Avolar.

(6)	During the fourth quarter of 2003, UAL sold its investment in Hotwire for cash proceeds of approximately $85 million and recognized a gain of $81 million. In addition, in connection with the initial public offering of Orbitz, UAL recognized a gain of $23 million as a result of the issuance of additional shares by Orbitz that reduced UAL's ownership percentage, in accordance with Staff Accounting Bulletin No. 51. In addition, UAL sold a portion of its investment in Orbitz for cash proceeds of $65 million and recognized a gain of $54 million. In addition, during the fourth quarter, UAL recorded a non-operating special charge of $89 million related to the write down of certain non-operating assets.

(7)	Non-operating special items recorded in 2003 include $300 million received in compensation under the Emergency Wartime Supplemental Appropriations Act and $41 million received in interest income on IRS tax refunds. The Company also recorded a non-operating special charge of $137 million in connection with the write-down of the Company's investment in Air Canada preferred stock ($46 million) and to recognize a liability for the Company's guarantee of Air Canada debt ($91 million). Additionally, the Company recorded a non-operating special charge of $25 million for the write-down of certain non-operating B767 aircraft to their fair market value.

Non-operating special items recorded in 2002 include $46 million resulting from the sale of the Company's remaining investment in Cendant Corporation. United also received $130 million in compensation under the Air Transportation Safety and System Stabilization Act.

(8)	In the fourth quarter of 2002, UAL recorded $326 million in additional non-cash tax expense to achieve a 0% tax rate for the full year.

(9)	Included in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC"). During the fourth quarters of 2003 and 2002, UAFC recorded revenues of $105 million and $266 million, respectively, for fuel sales to third parties. For the full year 2003, UAFC recorded revenues of $704 million for fuel sales to third parties, compared to $913 million for the full year 2002.

(10)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results are more consistent with the Company's true operating performance as they exclude certain unusual non-cash items. Statistical information is for United Mainline operations only.

Three-month Period	Twelve-month Period
In Millions	EPS	In Millions	EPS
2003	2002	2003	2002	2003	2002	2003	2002
GAAP net loss	$ (476)	$ (1,473)	$ (4.33)	$ (20.70)	$ (2,808)	$(3,212)	$(27.36)	$(53.55)
Adjusted for:
Curtailment charges	-	-	-	-	152	-	1.48	-
Reversal of employee charges	-	-	-	-	(102)	-	(0.98)	-
Special charges	-	67	-	0.94	112	149	1.09	2.49
Non-operating special items	(69)	-	(0.63)	-	(248)	(176)	(2.42)	(2.94)
Valuation allowance	-	326	-	4.57	-	-	-	-
Reorganization items, net	294	10	2.66	0.14	1,173	10	11.39	0.16
$ (251)	$ (1,070)	$ (2.30)	$ (15.05)	$ (1,721)	$(3,229)	$(16.80)	$(53.84)

Three-month Period	Twelve-month Period
2003	2002	2003	2002
GAAP operating income (loss)	$ (135)	$ (994)	$ (1,360)	$ (2,837)
Adjusted for:
Curtailment charges	-	-	152	-
Reversal of employee charges	-	-	(102)	-
Special charges	-	67	112	149
$ (135)	$ (927)	$ (1,198)	$ (2,688)

Three-month Period	Twelve-month Period
2003	2002	2003	2002
Operating expense per asm (cents)	9.85	11.91	10.52	11.37
Less: Curtailment charges	-	-	(0.11)	-
Reversal of employee charges	-	-	0.07	-
Special charges	-	(0.18)	(0.08)	(0.04)
Operating expense per asm excluding
curtailment charges, reversal of employee
charges and special charges (cents)	9.85	11.73	10.40	11.33

Less: Fuel expense	(1.55)	(1.41)	(1.51)	(1.29)
Operating expense per asm excluding
curtailment charges, reversal of employee
charges, special charges and fuel (cents)	8.30	10.32	8.89	10.04

Three-month Period	Twelve-month Period
2003	2002	2003	2002
Breakeven passenger load factor (percent)	83.1	99.8	87.6	92.3
Adjusted for:
Curtailment charges	-	-	(1.0)	-
Reversal of employee charges	-	-	0.8	-
Special charges	-	(1.7)	(0.9)	(0.4)
83.1	98.1	86.5	91.9

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Three Months Ended December 31
	2003	2002	% Change

OPERATING STATISTICS
United Airlines Mainline Jet Operations

Revenue passengers (in thousands)	16,448	16,823	(2.2)

Revenue passenger miles (in millions)	26,610	26,818	(0.8)

Available seat miles (in millions)	34,617	37,276	(7.1)

Passenger load factor (percent)	76.9	71.9	+5.0 pt.

Breakeven passenger load factor (percent)	83.1	99.8	-16.7 pt.

Breakeven passenger load factor excluding
special charges (percent)	83.1	98.1	-15.0 pt.

Passenger revenue per passenger mile - yield (cents)	10.63	10.29	3.3

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.23	7.46	10.3

Operating revenue per available seat mile - unit revenue (cents)	9.36	9.04	3.5

Operating expenses per available seat mile - unit cost (cents)	9.85	11.91	(17.3)

Operating expenses per available seat mile
excluding special charges (cents)	9.85	11.73	(16.0)

Operating expenses per available seat mile excluding
special charges and fuel expense (cents)	8.30	10.32	(19.6)

Average price per gallon of jet fuel (cents)	95.5	86.5	10.4

Number of aircraft in operating fleet at end of period	532	567

Average full-time equivalent employees (thousands)	58.9	73.7	(20.1)

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
(DEBTOR AND DEBTOR-IN-POSSESSION)

	Twelve Months Ended December 31
	2003	2002	% Change

OPERATING STATISTICS
United Airlines Mainline Jet Operations

Revenue passengers (in thousands)	66,153	68,585	(3.5)

Revenue passenger miles (in millions)	104,464	109,459	(4.6)

Available seat miles (in millions)	136,630	148,827	(8.2)

Passenger load factor (percent)	76.5	73.5	+3.0 pt.

Breakeven passenger load factor (percent)	87.6	92.3	-4.7 pt.

Breakeven passenger load factor excluding
special charges (percent)	86.5	91.9	-5.4 pt.

Passenger revenue per passenger mile - yield (cents)	10.57	10.77	(1.9)

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.15	7.98	2.1

Operating revenue per available seat mile - unit revenue (cents)	9.43	9.35	0.9

Operating expenses per available seat mile - unit cost (cents)	10.52	11.37	(7.5)

Operating expenses per available seat mile
excluding special charges (cents)	10.40	11.33	(8.2)

Operating expenses per available seat mile excluding
special charges and fuel expense (cents)	8.89	10.04	(11.5)

Average price per gallon of jet fuel (cents)	94.1	78.2	20.3

Number of aircraft in operating fleet
at end of period	532	567

Average full-time equivalent employees (thousands)	61.5	75.0	(18.0)